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                                                                     Exhibit 5.1


                                February 18, 1998

National City Corporation
1900 East Ninth Street
Cleveland, OH 44114

Re: Shares of Common Stock, par value $4.00 per share of National City Corporation to be Registered in connection with the Merger of First of America Bank Corporation with and into National City Corporation

Gentlemen:

        The Law Department acts as counsel to National City Corporation ("National City") and in connection with the transaction contemplated under the Merger Agreement as hereinafter defined, we are delivering this opinion in connection with the Merger (the "Merger") of First of America Bank Corporation ("FOA") with and into National City in accordance with the Agreement and Plan of Merger, dated as of November 30, 1997 (the "Merger Agreement"), by and between FOA and National City, pursuant to which National City may issue and deliver up to 108,121,561 shares of its common stock, par value $4.00 per share (the "National City Common Shares").

        We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the National City Common Shares which may be exchanged will be, when exchanged or transferred, validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as to the Registration Statement on Form S-4 filed by National City to effect registration of the National City Common Shares in connection with the Merger under the Securities Act of 1933, and to the reference to us under the caption "LEGAL OPINIONS" in the prospectus comprising a part of such Registration Statement.


                                        Very truly yours,

                                        /s/ Carlton E. Langer

                                        National City Corporation
                                        Carlton E. Langer
                                        Assistant General Counsel